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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 0-21098
                                               -----------------------

                       Physicians Health Services, Inc.
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            (Exact name of registrant as specified in the charter)

     One Far Mill Crossing, Shelton, Connecticut 06484-0944 (203) 381-6400
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  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                  Class A Common Stock, Class B Common Stock
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            (Title of each class of securities covered by this Form)

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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [x]      Rule 12h-3(b)(1)(i)    [x]
        Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)   [ ]
                                        Rule 15d-6             [ ]

        Approximate number of holders of record as of the certification or notice date: 1
            -------------

        Pursuant to the requirements of the Securities Exchange Act of 1934 Physicians Health Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 20, 1998                          By:     /s/ Robert L. Natt
      -----------------------------                 ----------------------------
                                                Name:   Robert L. Natt
                                                Title:  President and Co-Chief
                                                        Executive Officer


Instruction: This form is required by Rule 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.